Exhibit 99.1

National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2022 Financial Results

Fourth quarter 2022 highlights:

•Net revenue of $468.9 million, a decrease of 1.9% from Q4 2021
•Comparable store sales growth of (5.7)% & Adjusted Comparable Store Sales Growth of (2.4)% from Q4 2021
•Net income of $(9.3) million and Diluted EPS of $(0.12) compared to $6.2 million and $0.07, respectively, in Q4 2021
•Adjusted Operating Income of $(6.8) million compared to $16.8 million in Q4 2021
•Adjusted Diluted EPS of $(0.08) compared to $0.13 in Q4 2021
•Announces 2023 key strategic initiatives

Duluth, Ga. -- March 1, 2023 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2022, and is providing its outlook for fiscal 2023.
Reade Fahs, Chief Executive Officer, stated, “We ended the year in line with our guidance expectations despite the challenging macroeconomic environment which negatively impacted the optical industry and especially our core value conscious uninsured customer base. These headwinds notwithstanding, we were encouraged by positive comps in our managed care business for both the quarter and the year as well as improvements in exam capacity in a number of areas. In addition, we successfully rolled out remote medicine and electronic health record capabilities in over 300 locations and delivered on our objective of opening 80 new stores in 2022.”
Mr. Fahs continued, “As we enter 2023, we are building on the progress in 2022, with our 2023 key strategic initiatives including continuing to expand exam capacity, furthering the digitization of our stores and corporate office, leveraging our omni-channel capabilities and capitalizing on our whitespace opportunity. As part of these initiatives, we are making significant enhancements to Optometrist recruiting and retention initiatives, including increased scheduling options. We began piloting these changes in the fourth quarter and have seen early positive results. We plan to continue to expand our remote medicine and electronic health records capabilities to additional America’s Best stores in 2023. While we expect the uncertain macro environment and increased inflationary pressures, along with the investments in these initiatives, to weigh on profitability in the near-term, we believe the actions we are taking will better position us for continued success and improved market position longer term.”

Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
Fourth Quarter 2022 Summary compared to Fourth Quarter 2021
•Net revenue decreased 1.9% to $468.9 million compared to the fourth quarter of 2021. Net revenue was negatively impacted by 2.9% due to the timing of unearned revenue.
•Comparable store sales growth was (5.7)% and Adjusted Comparable Store Sales Growth was (2.4)%.
•The Company opened 23 new stores, closed one store, and ended the quarter with 1,354 stores. Overall, store count grew 5.9% from January 1, 2022 to December 31, 2022.
•Costs applicable to revenue increased 2.1% to $222.2 million compared to the fourth quarter of 2021. As a percentage of net revenue, costs applicable to revenue increased 180 basis points to 47.4% compared to the fourth quarter of 2021. This increase, as a percentage of net revenue, was primarily driven by the deleverage of optometrist-related costs, reduced eyeglass mix, and lower eyeglass margin.
•SG&A increased 4.1% to $233.9 million compared to the fourth quarter of 2021. As a percentage of net revenue, SG&A increased 290 basis points to 49.9% compared to the fourth quarter of 2021. This increase, as a percentage of net revenue, was driven by the timing of unearned revenue, corporate overhead and occupancy expense.

•Net income decreased 249% to a net loss of $9.3 million compared to the fourth quarter of 2021.
•Diluted earnings (loss) per share decreased 257% to $(0.12) compared to the fourth quarter of 2021. Adjusted Diluted EPS decreased 162% to $(0.08) compared to the fourth quarter of 2021. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.10.
•Adjusted Operating Income decreased 140% to $(6.8) million compared to the fourth quarter of 2021. Net income margin decreased 330 basis points to (2.0)% compared to the fourth quarter of 2021. Adjusted Operating Margin decreased 490 basis points to (1.4)% compared to the fourth quarter of 2021. The net change in margin on unearned revenue negatively impacted Adjusted Operating Income by $10.7 million.
Fiscal 2022 Summary compared to Fiscal 2021
•Net revenue decreased 3.6% to $2.01 billion compared to fiscal year 2021. Net revenue was negatively impacted by 0.7% due to the timing of unearned revenue.
•Comparable store sales growth was (7.5)% and Adjusted Comparable Store Sales Growth was (7.6)%.
•The Company opened 80 new stores, closed four stores, and ended the period with 1,354 stores.
•Costs applicable to revenue increased 2.3% to $925.6 million compared to fiscal year 2021. As a percentage of net revenue, costs applicable to revenue increased 270 basis points to 46.2% compared to fiscal year 2021. This increase as a percentage of net revenue was primarily driven by the deleverage of optometrist-related costs, reduced eyeglass mix and lower eyeglass margin.
•SG&A increased 1.6% to $915.4 million compared to fiscal year 2021. As a percentage of net revenue, SG&A increased 230 basis points to 45.6% compared to fiscal year 2021. This increase as a percentage of net revenue was primarily driven by the deleverage of store payroll, corporate overhead and occupancy expense, partially offset by lower performance-based incentive compensation and lower advertising.
•Net income decreased 67.2% to $42.1 million compared to fiscal year 2021.
•Diluted earnings per share decreased 63.4% to $0.52 compared to fiscal year 2021. Adjusted Diluted EPS decreased 56.2% to $0.65 compared to fiscal year 2021. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.10.
•Adjusted Operating Income decreased 57.1% to $87.8 million compared to fiscal year 2021. Net income margin decreased 410 basis points to 2.1% compared to fiscal year 2021. Adjusted Operating Margin decreased 540 basis points to 4.4% compared to fiscal year 2021. The net change in margin on unearned revenue negatively impacted Adjusted Operating Income by $10.8 million.
Balance Sheet and Cash Flow Highlights
•The Company’s cash balance was $229.4 million as of December 31, 2022. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $567.5 million as of December 31, 2022, consisting of outstanding first lien term loans, convertible senior notes (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for 2022 were $119.2 million compared to $258.9 million for 2021.
•Capital expenditures for 2022 totaled $113.5 million compared to $95.5 million for 2021.

Share Repurchase Program
•In the fourth quarter, the Company did not repurchase any shares of its common stock. The Company has $50 million remaining under the current share repurchase authorization.

Fiscal 2023 Outlook
The Company’s fiscal 2023 outlook reflects current expected or estimated impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain with dynamic market conditions and the outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors.

The Company is providing the following outlook for the 52 weeks ending December 30, 2023:

Fiscal 2023 Outlook
New Stores	65 - 70
Adjusted Comparable Store Sales Growth	0% - 3%
Net Revenue	$2.075 - $2.135 billion
Adjusted Operating Income	$48 - $66 million
Adjusted Diluted EPS[1]	$0.42 - $0.60
Depreciation and Amortization[2]	$104 - $106 million
Interest[3]	~$3 million
Tax Rate[4]	~26%
Capital Expenditures	$115 - $120 million

1 - Assumes approximately 80.2 million shares, and does not include 12.9 million shares attributable to the 2025 Notes as they are anticipated to be anti-dilutive to earnings per share for fiscal year 2023
2 - Includes amortization of acquisition intangibles of approximately $7.5 million, which is excluded in the definition of Adjusted Operating Income
3 - Before the impact of gains or losses on change in fair value of derivatives and charges related to amortization of debt discounts and deferred financing costs
4 - Excluding the impact of stock option exercises

The fiscal 2023 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2023 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2023 outlook. The Company uses these forward-looking measures internally to assess and benchmark its results and strategic plans. See “Forward-Looking Statements” below.

Conference Call Details
A conference call to discuss the fourth quarter 2022 financial results is scheduled for today, March 1, 2023, at 8:30 a.m. Eastern Time. Please click here to pre-register for the conference call and obtain a dial-in number and passcode. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,300 retail stores in 44 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2023 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and future resurgences, and related impacts including federal, state, and local governmental actions in response thereto; customer behavior in response to the pandemic, including the impact of such behavior on in-store traffic and sales; market volatility and an overall decline in the health of the economy and other factors impacting consumer spending, including inflation; our ability to recruit and retain vision care professionals for our stores and remote medicine offerings in general and in light of the pandemic; our ability to compete successfully; our ability to successfully open new stores and enter new markets; our ability to expand our remote medicine offerings and electronic health records capabilities; our ability to maintain the performance of our Host and Legacy brands and our current operating relationships with our Host and Legacy partners; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; our ability to successfully and efficiently implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; risks associated with our e-commerce and omni-channel business; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risk of losses arising from our investments in technological innovators in the optical retail industry; risks associated with environmental, social and governance issues, including climate change; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to effectively operate our information technology systems and prevent interruption or security breach; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to adhere to changing state, local and federal privacy, data security and data protection laws and regulations; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income, plus interest expense (income), net, income tax provision (benefit), and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings per share, adjusted for the per share impact of stock based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discounts and deferred financing costs of the term loan borrowings, amortization of the conversion feature and deferred financing costs related to the 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings per share, losses (gains) on change in fair value of derivatives, certain other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
Adjusted SG&A: We define Adjusted SG&A as SG&A adjusted to exclude stock based compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.

EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
In Thousands, Except Par Value

ASSETS	As of December 31, 2022	As of January 1, 2022
Current assets:
Cash and cash equivalents	$229,425	$305,800
Accounts receivable, net	79,892	55,697
Inventories	123,158	123,669
Prepaid expenses and other current assets	41,361	29,410
Total current assets	473,836	514,576

Noncurrent assets
Property and equipment, net	359,775	346,436
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	34,669	42,020
Right of use assets	382,825	354,900
Other assets	21,981	16,999
Total noncurrent assets	1,817,410	1,778,515
Total assets	$2,291,246	$2,293,091
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,276	$64,331
Other payables and accrued expenses	94,225	119,323
Unearned revenue	41,239	29,895
Deferred revenue	62,201	65,325
Current maturities of long-term debt and finance lease obligations	4,137	3,999
Current operating lease obligations	77,186	60,930
Total current liabilities	344,264	343,803

Non-current liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	563,388	566,081
Noncurrent operating lease obligations	358,110	342,241
Deferred revenue	21,601	23,166
Other liabilities	8,900	8,974
Deferred income taxes, net	93,870	82,846
Total noncurrent liabilities	1,045,869	1,023,308
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 84,273 and 83,840 shares issued as of December 31, 2022 and January 1, 2022, respectively; 78,992 and 81,405 shares outstanding as of December 31, 2022 and January 1, 2022, respectively	842	838
Additional paid-in capital	767,112	750,478
Accumulated other comprehensive loss	(1,179)	(1,940)
Retained earnings	320,517	278,395
Treasury stock, at cost; 5,281 and 2,435 shares as of December 31, 2022 and January 1, 2022, respectively	(186,179)	(101,791)
Total stockholders’ equity	901,113	925,980
Total liabilities and stockholders’ equity	$2,291,246	$2,293,091

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
In Thousands, Except Earnings Per Share

	Three Months Ended		Fiscal Year
	December 31, 2022 (Unaudited)	January 1, 2022 (Unaudited)	2022	2021
Revenue:
Net product sales	$382,761	$391,477	$1,648,315	$1,718,344
Net sales of services and plans	86,170	86,374	357,089	361,181
Total net revenue	468,931	477,851	2,005,404	2,079,525
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	148,099	148,026	636,324	633,116
Services and plans	74,084	69,659	289,263	271,663
Total costs applicable to revenue	222,183	217,685	925,587	904,779
Operating expenses:
Selling, general and administrative expenses	233,944	224,756	915,355	900,798
Depreciation and amortization	24,708	24,450	99,956	97,089
Asset impairment	605	2,949	5,783	4,427
Other expense (income), net	(2,722)	62	(2,552)	(2,505)
Total operating expenses	256,535	252,217	1,018,542	999,809
Income (loss) from operations	(9,787)	7,949	61,275	174,937
Interest expense, net	2,620	3,351	462	25,612
Earnings (loss) before income taxes	(12,407)	4,598	60,813	149,325
Income tax provision (benefit)	(3,146)	(1,621)	18,691	21,081
Net income (loss)	$(9,261)	$6,219	$42,122	$128,244

Earnings (loss) per share:
Basic	$(0.12)	$0.08	$0.53	$1.57
Diluted	$(0.12)	$0.07	$0.52	$1.43
Weighted average shares outstanding:
Basic	78,948	82,109	79,831	81,820
Diluted	78,948	83,064	80,298	96,134

Comprehensive income (loss):
Net income (loss)	$(9,261)	$6,219	$42,122	$128,244
Unrealized gain (loss) on hedge instruments	258	1,209	1,020	6,158
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	65	309	259	3,698
Comprehensive income (loss)	$(9,068)	$7,119	$42,883	$130,704

Note: Diluted EPS for the fourth quarter of 2022 and 2021 and fiscal years 2022 and 2021 is calculated using the if-converted method for the 2025 Notes. We added back $9.5 million of interest expense (after tax) related to the 2025 Notes for fiscal year 2021, and assumed conversion of the 2025 Notes at the beginning the period. The 2025 Notes were antidilutive for the fourth quarter of 2022 and 2021, and fiscal year 2022 and therefore, excluded from the computation of the weighted average shares for diluted EPS.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
In Thousands

	Fiscal Year 2022	Fiscal Year 2021
Cash flows from operating activities:
Net income	$42,122	$128,244
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	99,956	97,089
Amortization of debt discount and deferred financing costs	3,314	4,321
Asset impairment	5,783	4,427
Deferred income tax expense (benefit)	11,024	16,701
Stock based compensation expense	13,512	14,886
Losses (gains) on change in fair value of derivatives	(16,377)	(3,286)
Inventory adjustments	2,371	2,481
Other	2,122	94
Changes in operating assets and liabilities:
Accounts receivable	(24,816)	1,182
Inventories	(1,860)	(14,876)
Operating lease right of use assets and liabilities	859	(41)
Other assets	(4,256)	(6,456)
Accounts payable	945	(530)
Deferred and unearned revenue	6,655	6,002
Other liabilities	(22,156)	8,700
Net cash provided by operating activities	119,198	258,938
Cash flows from investing activities:
Purchase of property and equipment	(113,547)	(95,515)
Other	2,653	2,618
Net cash used for investing activities	(110,894)	(92,897)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	—	—
Repayments on long-term debt	(4)	(167,375)
Proceeds from issuance of common stock	3,744	11,838
Purchase of treasury stock	(84,388)	(73,295)
Payments of debt issuance costs	—	(900)
Payments on finance lease obligations	(3,908)	(4,592)
Net cash provided by (used for) financing activities	(84,556)	(234,324)
Net change in cash, cash equivalents and restricted cash	(76,252)	(68,283)
Cash, cash equivalents and restricted cash, beginning of year	306,876	375,159
Cash, cash equivalents and restricted cash, end of year	$230,624	$306,876

Supplemental cash flow disclosure information:
Cash paid for interest	$16,940	$24,897
Cash paid for taxes	$7,481	$10,428
Capital expenditures accrued at the end of the period	$9,594	$10,571

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income

In thousands	Three Months Ended December 31, 2022	Three Months Ended January 1, 2022	Fiscal Year 2022	Fiscal Year 2021
Net income (loss)	$(9,261)	$6,219	$42,122	$128,244
Interest expense	2,620	3,351	462	25,612
Income tax provision (benefit)	(3,146)	(1,621)	18,691	21,081
Stock based compensation expense (a)	2,972	1,020	13,512	14,886
Asset impairment (b)	605	2,949	5,783	4,427
Litigation settlement (c)	—	1,500	—	1,500
Amortization of acquisition intangibles (d)	1,872	1,872	7,488	7,488
Other (g)	(2,414)	1,474	(263)	1,511
Adjusted Operating Income	$(6,752)	$16,764	$87,795	$204,749

Net income (loss) margin	(2.0)%	1.3%	2.1%	6.2%
Adjusted Operating Margin	(1.4)%	3.5%	4.4%	9.8%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

In thousands	Three Months Ended December 31, 2022	Three Months Ended January 1, 2022	Fiscal Year 2022	Fiscal Year 2021
Net income (loss)	$(9,261)	$6,219	$42,122	$128,244
Interest expense	2,620	3,351	462	25,612
Income tax provision (benefit)	(3,146)	(1,621)	18,691	21,081
Depreciation and amortization	24,708	24,450	99,956	97,089
EBITDA	14,921	32,399	161,231	272,026

Stock based compensation expense (a)	2,972	1,020	13,512	14,886
Asset impairment (b)	605	2,949	5,783	4,427
Litigation settlement (c)	—	1,500	—	1,500
Other (g)	(2,414)	1,474	(263)	1,511
Adjusted EBITDA	$16,084	$39,342	$180,263	$294,350

Net income (loss) margin	(2.0)%	1.3%	2.1%	6.2%
Adjusted EBITDA Margin	3.4%	8.2%	9.0%	14.2%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS to Diluted EPS

Shares in thousands, except per share amounts	Three Months Ended December 31, 2022	Three Months Ended January 1, 2022	Fiscal Year 2022	Fiscal Year 2021
Diluted EPS	$(0.12)	$0.07	$0.52	$1.43
Stock based compensation expense (a)	0.04	0.01	0.17	0.15
Asset impairment (b)	0.01	0.04	0.07	0.05
Litigation settlement (c)	—	0.02	—	0.02
Amortization of acquisition intangibles (d)	0.02	0.02	0.09	0.08
Amortization of debt discounts and deferred financing costs (e)	0.01	0.01	0.04	0.02
Losses (gains) on change in fair value of derivatives (f)	0.00	(0.03)	(0.20)	(0.03)
Other (k)	(0.03)	0.02	(0.00)	(0.01)
Tax benefit of stock option exercises (h)	(0.00)	(0.01)	(0.00)	(0.15)
Tax effect of total adjustments (i)	(0.01)	(0.02)	(0.04)	(0.08)
Adjusted Diluted EPS	$(0.08)	$0.13	$0.65	$1.48

Weighted average diluted shares outstanding	78,948	83,064	80,298	96,134
Note: Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A

In thousands	Three Months Ended December 31, 2022	Three Months Ended January 1, 2022	Fiscal Year 2022	Fiscal Year 2021
SG&A	$233,944	$224,756	$915,355	$900,798
Stock based compensation expense (a)	2,972	1,020	13,512	14,886
Litigation settlement (c)	—	1,500	—	1,500
Other (j)	294	1,476	2,190	3,867
Adjusted SG&A	$230,678	$220,760	$899,653	$880,545

SG&A Percent of Net Revenue	49.9%	47.0%	45.6%	43.3%
Adjusted SG&A Percent of Net Revenue	49.2%	46.2%	44.9%	42.3%
Note: Percentages reflect line item as a percentage of net revenue.
(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of primarily property, equipment and lease-related assets on closed or underperforming stores.
(c)Expenses associated with settlement of certain litigation.
(d)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the acquisition of the Company by affiliates of KKR & Co. Inc.
(e)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(f)Reflects losses (gains) recognized in interest expense (income), net on change in fair value of de-designated hedges.
(g)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), which are primarily related to excess payroll taxes on stock option exercises, executive severance and relocation and other expenses and adjustments, including our share of (gains) losses on equity method investments of $(2.7) million for the three months ended December 31, 2022, and $(2.7) million and $(2.4) million for fiscal years 2022 and 2021, respectively, and losses on other investments of $0.3 million for fiscal year 2022.
(h)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(i)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(j)Reflects other expenses in (g) above, except for our share of (gains) losses on equity method investments of $(2.7) million for the three months ended December 31, 2022, and $(2.7) million and $(2.4) million for fiscal years 2022 and 2021, respectively, and losses on other investments of $0.3 million for fiscal year 2022 and other immaterial adjustments.
(k)Reflects other expenses in (g) above, including the impact of stranded tax effect of $(2.1) million for fiscal year 2021 associated with our interest rate swaps that matured in 2021, and immaterial debt issuance costs for the three months ended January 2, 2021 and $0.1 million for fiscal year 2021.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth

	Comparable store sales growth (a)
	Three Months Ended December 31, 2022	Three Months Ended January 1, 2022	Fiscal Year 2022	Fiscal Year 2021	2023 Outlook
Owned & Host segment
America’s Best	(1.8)%	1.1%	(7.7)%	23.5%
Eyeglass World	(3.2)%	2.3%	(6.7)%	25.2%
Military	0.2%	(3.8)%	(4.3)%	15.8%
Fred Meyer	(4.0)%	(6.6)%	(5.1)%	13.4%
Legacy segment	(5.3)%	2.1%	(8.4)%	19.3%

Total comparable store sales growth	(5.7)%	1.7%	(7.5)%	22.4%	0% - 3%
Adjusted Comparable Store Sales Growth (b)	(2.4)%	1.2%	(7.6)%	23.0%	0% - 3%
(a)Total comparable store sales is calculated based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 14. “Segment Reporting” in our consolidated financial statements, with the exception of the Legacy segment, which is adjusted as noted in (b) (ii) below.

(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 3.4% for fourth quarter 2022, a decrease of 0.6% for fourth quarter 2021, and an increase of 0.7% for fiscal 2021; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.1% for fourth quarter 2022, an increase of 0.1% for fourth quarter 2021, a decrease of 0.1% for fiscal 2022, and a decrease of 0.1% for fiscal 2021; (iii) with respect to the Company’s 2023 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.2% decrease for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale and retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement).

Investors:
National Vision Holdings, Inc.
Caitlin Churchill
(203) 682-8200
investor.relations@nationalvision.com

Media:
National Vision Holdings, Inc.
Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com